Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

October 10, 2025

Strive, Inc.
200 Crescent Court, Suite 1400
Dallas, Texas 75201

To the addressee set forth above:

We have acted as local Nevada counsel to Strive, Inc., a Nevada corporation (the “Company”), in connection with the issuance by the Company of shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), pursuant to that certain Agreement and Plan of Merger, dated as of September 22, 2025, by and between the Company and Semler Scientific, Inc., a Delaware corporation (the “Merger Agreement”), all as more fully described in the Registration Statement on Form S-4 (as amended through and including the date hereof, the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  This opinion letter is being delivered at your request pursuant to the requirements of item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and registration of the Shares as contemplated by the Merger Agreement and as described in the Registration Statement.  For purposes of this opinion letter, and except as to the extent set forth in the opinion expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Merger Agreement and the Registration Statement.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise, identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Merger Agreement, (iii) the Company’s articles of incorporation and bylaws, each as amended to date, and (iv) such other agreements, instruments, corporate records (including, without limitation, resolutions adopted by the board of directors and any committee thereof) and documents, or forms thereof, as we have deemed necessary or appropriate, and we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances, and public filings, as we have deemed necessary or appropriate.

www.bhfs.com

Strive, Inc.
October 10, 2025

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the statements of fact and all representations and warranties set forth in the documents we have reviewed are true and correct as to factual matters, in each case as of the date or dates of such documents and as of the date hereof; (ii) the obligations of each party to any document we have reviewed are its valid and binding obligations, enforceable in accordance with its terms; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine and any document submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (v) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; and (vi) after the issuance of any Shares, the total number of issued and outstanding shares of Class A Common Stock, together with the total number of shares of Class A Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement, plan, arrangement or otherwise (including the Merger Agreement), will not exceed the total number of shares of Class A Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada.  The opinion set forth herein is expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction.  We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company, and if, when and to the extent any Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the Merger Agreement, and as described in the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts after the date hereof.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters”.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP